Nanjing Tops Game Co., Ltd.

CAPITAL INCREASE AGREEMENT

THIS CAPITAL INCREASE AGREEMENT (this “Agreement”) is made and entered into as of 15th of April 2016 by the following parties:

Party A: Nanjing Tops Game Co., Ltd. (“Target” or “Company”)
Address: 9F, 8# Building, No.57 Andemen Street, Yuhuatai District, Nanjing Legal Representative: Fu Haocheng

Party B: Tianjin Sevenstarflix Network Technology Limited
Address: Suite 305-55, 3/F, Zonghe Service Building D, Nangang Industrial Zone of Tianjin Economic Development Zone, Tianjin, PRC
Legal Representative: Zhu Yun

Party C: all the shareholders of Nanjing Tops Game Co., Ltd.

Party C1: Fu Haocheng
ID Card Number:
Domicile:

Party C2: Nanjing Chaofanrusheng Investment Partnership (LP)
Registered Address:
Key partner (authorized representative):

Party C3: Tuodong Investment (Shenzhen) Partnership (LP)
Registered Address:
Legal Representative:

Party C4: Jiang Zhiyuan
ID Card Number:
Domicile:

Party C5: Nanjing Lisuona Investment Management Co., Ltd.
Registered Address:
Legal Representative:

WHEREAS,

1.

Party A is a fast-growing company specialized in the independent development and operation of online, stand-alone and other games as well as the distribution of domestic and overseas games, has an elite team both at home and abroad and has been awarded a number of industry prizes. It is preparing to get listed at China’s new third board. The Target hopes to introduce the Game Adaption Right (as defined below) of movie and TV works by means of the Capital Increase (as defined below) in order to enlarge product types and its shareholders’ meeting has adopted an effective resolution on the Capital Increase.

2.

Party B is a domestic company which is dedicated to develop itself into a new media enterprise covering global users, focusing on mobile terminals and integrating media, social media and e-commerce. It plans to invest the Target by means of the Game Adaption Right of movie and TV works and participate in operation and management of the Target and its shareholders’ meeting has adopted a resolution on investing in the Target.

3.	Party C, the original shareholders of the Target, agrees and confirms to waive the preemptive right to subscribe for capital contributions to the increased registered capital.

In accordance with the Company Law of the People’s Republic of China (“Company Law”) and other related laws and regulations, the Parties, after sufficient negotiations, hereby enter into the following agreement in respect of the Capital Increase of the Target, upon and subject to the terms and conditions as set forth below.

Article 1 Overview of the Target

Company name: Nanjing Tops Game Co., Ltd.

Domicile: 9F, 8# Building, No.57 Andemen Street, Yuhuatai District, Nanjing

Business scope: development of network, computer and multimedia technologies, technology transfer, technology consulting and technological service; design and selling of computer software and hardware; design, production, agency and release of various domestic advertisings; graphic design and production; computer network engineering, computer network software development, business information consulting, labor information consulting, investment information consulting and trademark agency (subject to the approvals from related authorities, if required by law).

Article 2 Registered Capital and Shareholding Structure of the Target before the Capital Increase

Registered capital: RMB10.9768mn

The shareholding structure of the Target before the Capital Increase is shown below:

S/N	Shareholder	Means of Investment	Subscribed capital contribution (RM10k)	Shareholding ratio
1	Fu Haocheng	Currency	670	61.04%
2	Tuodong Investment (Shenzhen) Partnership (LP)	Currency	100	9.11%
3	Jiang Zhiyuan	Currency	30	2.73%
4	Nanjing Chaofanrusheng Investment Partnership (LP)	Currency	200	18.22%
5	Nanjing Lisuona Investment Management Co., Ltd.	Currency	97.68	8.9%
	Total	/	1097.68	100%

Article 3 Approvals

The matters on the Capital Increase by Party B to the Target have been approved by the respective power authorities of Party A and Party C.

Article 4 Capital Increase of the Target

Party C agrees to waive the preemptive right and accept the investment of RMB18mn by Party B as a new shareholder to the Target by means of the Game Adaption Right of movie and TV works.

As used herein, the term “Game Adaption Right” means all the rights to develop and produce the full-style and full-type Chinese games and video games on the basis of Party B’s movie and TV works, including, but not limited to, card video games, mobile phone and online games, role playing games (RPG), action RPG and large multi-user online role playing games.

As used herein, the term “Capital Increase” means that new shareholder investors other than the existing shareholders of the Target are admitted to invest in the Target in order to increase its registered capital.

Party B agrees to invest RMB18mn (in words: eighteen million yuan, hereafter the “Investment”) in the Target in the form of the Game Adaption Right, in which RMB1.6402mn is included in the registered capital and the remaining is included in the capital reserve of the Target.

Party B’s property (the “Assets”) to be used for the Capital Increase includes:

•

The Game Adaption Rights of the animation movies Titanic Code, Special Forces Heroine (also known as Eastern Angels), 108 Heroes 1 (also known as Water Margin or Outlaws of the Marsh), 108 Heroes 2 (also known as Water Margin or Outlaws of the Marsh), Knights in Paradise (also known as Peak Time) and The Dog’s Way Home (Party B has the right to modify and adjust the titles of the said Assets according to business needs and market conditions upon notice to Party A. If any such change results in value reduction, Party B shall make up the deficit.)

Party B shall, within one (1) month following the completion of the production of the said animation movies, deliver to Party A the video files of such animation movies as well as related roles, figures, images, music, text, plots, etc. Party A has the right to make use of all the elements related to such animation movies for game adaption, unless otherwise agreed by Party A and Party B. Party B’s delay of delivery, if any, is subject to the negotiations between Party A and Party B.

Article 5 Representations, Warranties and Undertakings

Each Party hereby makes the following representations, warranties and undertakings and executes this Agreement by relying on them:

1.

It is a business entity organized and validly existing under laws or a natural person with the capacity for civil conduct and has obtained all the authorizations and permissions required for the Capital Increase.

2.	It has the capacity of right and capacity of conduct to execute this Agreement and once executed, this Agreement shall be legally binding on it.

3.	Its obligations hereunder are legal and valid and its performance thereof is neither in violation of any other agreement to which it is a party nor breaches any laws.

4.	It agrees to amend the Articles of Association of the Target according to this Agreement.

5.

It agrees to sign and submit the required documents for the AIC change registration related to the Capital Increase of the Target as soon as possible following the execution of this Agreement. Party A and Party C agree to complete the AIC and tax registration procedures related to the Capital Increase within 20 days following the execution of this Agreement. Party B shall cooperate with Party A to complete the assessment of the Game Adaption Right required hereunder on time.

Article 6 Special Representations, Warranties and Undertakings of Party B

Party B represents and warrants to Party A that Party B is the exclusive right owner of the Assets under this Agreement; and Party B has not assigned, granted nor in any manner encumbered, diminished or impaired the rights that will adversely affect Party A’s rights under this Agreement.

Party B represents and warrants that no attempt will be made to encumber, diminish or impair any of the rights herein granted and that all appropriate protections of such rights will continue to be maintained.

Party B undertakes and warrants to complete production, distribution and marketing of animation movies Titanic Code, Special Forces Heroine (also known as Eastern Angels), 108 Heroes 1 (also known as Water Margin or Outlaws of the Marsh), 108 Heroes 2 (also known as Water Margin or Outlaws of the Marsh), Knights in Paradise (also known as Peak Time) and The Dog’s Way Home.

Party B shall compensate Party A for any and all economic losses incurred by Party A as a result of any breach by Party B of the above representations or warranties.

Article 7 Registered Capital and Shareholding Structure of the Target after the Capital Increase

The registered capital of the Target will increase from RMB10.9768mn to RMB12.617mn after the Capital Increase.

The shareholding structure of the Target after the Capital Increase is shown below:

S/N	Shareholder	Means of Investment	Subscribed capital contribution (RM10k)	Shareholding ratio
1	Fu Haocheng	Currency	670	53.10%
2	Tuodong Investment (Shenzhen) Partnership (LP)	Currency	100	7.93%
3	Jiang Yuanzhi	Currency	30	2.38%
4 5	Nanjing Chaofanrusheng Investment Partnership (LP) Nanjing Lisuona Investment Management Co., Ltd.	Currency Currency	200 97.68	15.85% 7.74%
6	Tianjin	Intangible	164.02	13%
	Sevenstarflix Network Technology Limited	Asset
	Total	/	1261.7	100%

Article 8 Taxes

The expenses arising from evaluation and AIC registration of the Target (if any) in connection with the Capital Increase shall be undertaken by the Target.

Other taxes occurring in the Capital Increase shall be paid by the Parties respectively in accordance with the related national laws, regulation and rules.

Article 9 Basic Rights of New Shareholders

1.	Equal legal status with original shareholders;

2.	All rights of shareholders prescribed by law, including, but not limited to, rights of benefiting from assets, making major decisions and selecting the management.

Article 10 Obligations and Responsibilities of New Shareholders

1.	Perform movie & TV production and distribution, submit the right related materials in a timely manner and actively assist in protection of rights in accordance with the provisions of this Agreement;

2.	Bear the other obligations as shareholders of the Company.

Article 11 Termination of Agreement

Upon the occurrence of any of the following circumstances, this Agreement may be terminated with the mutual consent of the Parties:

This Agreement becomes inconsistent with the new laws and regulations that are enacted during the period between the execution of this Agreement and the completion of shareholder registration change, and the Parties have failed to reach consensus on amending or modifying this Agreement pursuant to such new laws and regulations.

Article 12 Confidentiality

1.

Each Party agrees to respect and keep strictly confidential all confidential financial, proprietary and business information as well as information of any other nature belonging to the other Parties for which it may have knowledge during the negotiation and performance of this Agreement. Each Party shall not use such information for any purposes other than performance of this Agreement and shall only disclose such information to its employees on a strict need-to-know basis. Such employees shall keep such information strictly confidential as well. Otherwise, the disclosing Party shall compensate all losses resulting from divulging the business secrets of the other Parties. Confidential information includes, but is not limited to the following:

(1)	The terms of this Agreement;

(2)	The negotiations relating to this Agreement;

(3)	The subject matter of this Agreement; and

(4)	The business secrets of each Party.

Notwithstanding the above, any such information may be disclosed if it applies to Paragraph 2 below.

2.	Each Party hereto may disclose the information specified in Paragraph 1 in any of the following circumstances:

(1)	Disclosure required by law;

(2)	Disclosure required by any competent government authorities or supervision organizations;

(3)	Disclosure to its professional advisers or lawyers (if any);

(4)	Availability to the public domain not through its fault; or

(5)	Disclosure with prior written consent of the Parties.

3.	This article shall survive the termination of this Agreement, without a time limit.

Article 13 Force Majeure

1.

No Party failing to fully or partially perform this Agreement due to any event of force majeure and without any fault on its part shall be deemed as having breached this Agreement, but such Party shall take all necessary remedial measures to minimize the losses caused by such event of force majeure if the conditions permit.

2.

Any Party claiming the occurrence of an event of force majeure shall promptly notify the other Parties in writing, and within fifteen (15) days thereafter, provide the other Parties with a report explaining the reasons for its failure to fully or partially perform this Agreement or its delay in performing this Agreement.

3.	Force majeure refers to any event that is unforeseeable, unavoidable and insurmountable, including, but not limited to the following events that have a direct impact on the Capital Increase:

(1)	Declared or undeclared war, war condition, blockade, embargo or government decrees or general mobilization;

(2)	Domestic chaos;

(3)	Fire, flood, typhoon, hurricane, tsunami, landslide, earthquake, explosion, plague, epidemic and other natural disasters or events;

(4)	Other events of force majeure agreed by the Parties.

Article 14 Notices

Any notice required to be made or given hereunder shall be deemed duly given when delivered by person, mail, fax or email to the postal address, fax number or email address of the recipient as indicated in this Agreement.

Article 15 Defaulting Liability

If any Party violates the relevant provisions of this Agreement, thus rendering the purpose of this Agreement impossible to realize, then the defaulting Party shall pay [10]% of the investment to all non-defaulting Parties as a penalty. In case the penalty becomes insufficient to cover losses of the non-defaulting Parties, the defaulting Party shall compensate the non-defaulting Parties for further losses, if any.

Article 16 Dispute Resolution

This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

Any dispute or claim arising out of or in relation to this Agreement or its validity, construction or performance or breach shall be resolved by the Nanjing Arbitration Commission by arbitration in accordance with its rules and procedures if efforts to negotiate have failed.

Article 17 Interpretation of Agreement

The interpretation of this Agreement shall rest with the Parties hereto.

Article 18 Miscellaneous

This Agreement sets forth the basic principles and contents as confirmed by the Parties in respect of the Capital Increase. The Parties may sign a supplemental agreement in respect of any specific matter or in case of any matter not covered herein, subject to the provisions hereof. Any such supplemental agreement shall have the same legal binding force as this Agreement.

No modification of this Agreement shall be valid or binding, unless reduced to writing and duly executed by the Parties. No waiver under this Agreement shall be effective, unless it is confirmed by the waiving Party in writing.

This Agreement shall come into force upon stamping by the Parties, signing by their respective legal representative, or signing by their authorized representatives.

This Agreement shall be made in nine (9) counterparts, being equally authentic. Each Party holds one (1) copy and the remaining copies are used for the Target’s AIC (administration for industry and commerce) change registration or submitted to the other competent authorities (if necessary).

(Remainder of this page is intentionally left blank)

(SIGNATURE PAGE)

Party A: Nanjing Tops Game Co., Ltd.
/s/ Nanjing Tops Game Co., Ltd. (company chop)

Party B: Tianjin Sevenstarflix Network Technology Limited
/s/ Tianjin Sevenstarflix Network Technology Limited (company chop)

Party C: all the shareholders of Nanjing Tops Game Co., Ltd.

Party C1: /s/Fu Haocheng

Party C2: Nanjing Chaofanrusheng Investment Partnership (LP)
/s/ Nanjing Chaofanrusheng Investment Partnership (LP) (company chop)

Party C3: Tuodong Investment (Shenzhen) Partnership (LP)
/s/ Tuodong Investment (Shenzhen) Partnership (LP) (company chop)

Party C4: /s/Jiang Zhiyuan

Party C5: Nanjing Lisuona Investment Management Co., Ltd.
/s/ Nanjing Lisuona Investment Management Co., Ltd. (company chop)

Date of signing: 15th April 2016
Place of signing: Jiangsu Province, Nanjing City